Exhibit 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
TO JOIN RUSSELL 3000® INDEX

Great Neck, New York - June 30, 2008 - One Liberty Properties, Inc. (NYSE: OLP) today announced that it has been added to the Russell 3000® Index as of June 27, 2008, when the Russell Investment Group reconstituted its indexes.

Membership in the Russell 3000® Index remains in place for one year. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, stated, “One Liberty is pleased to be added to the Russell 3000® Index. One Liberty will endeavor to continue the growth and leadership it has experienced to date.” Mr. Callan commented that, “Inclusion in the Russell 3000® Index will help raise One Liberty’s visibility with investors and institutions that rely on Russell indexes as part of their investment strategy.”

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2007. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg
(516) 466-3100